EXHIBIT 4.7


                                 March 22, 2006

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue
New York, New York 10010-3629

      Re: Issuance of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2006-C1
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Ladies and Gentlemen:

      We have acted as special counsel to Credit Suisse First Boston Mortgage Securities Corp. (the "Depositor") in connection with the proposed sale by the Depositor and purchase by Credit Suisse Securities (USA) LLC ("Credit Suisse"), GMAC Commercial Holding Capital Markets Corp. ("GMACCHCM"), Banc of America Securities LLC ("BofA"), and McDonald Investments, Inc. ("MDI" and, together with Credit Suisse, GMACCHCM and BofA, the "Underwriters"), of the Depositor's Commercial Mortgage Pass-Through Certificates, Series 2006-C1, Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A, Class A-M, Class A-J, Class B, Class C, Class D, Class E and Class F Certificates (collectively, the "Public Certificates" or "Certificates") pursuant to the terms of an Underwriting Agreement, dated March 7, 2006 (the "Underwriting Agreement"), between the Depositor and the Underwriters. The Public Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2006 (the "Pooling and Servicing Agreement" and collectively with the Underwriting Agreement, the "Agreements"), among the Depositor, GMAC Commercial Mortgage Corporation, as master servicer ("Master Servicer No. 1"), KeyCorp Real Estate Capital Markets, Inc., as master servicer ("Master Servicer No. 2"), NCB, FSB, as master servicer ("Master Servicer No. 3" and collectively with Master Servicer No. 1 and Master Servicer No. 2, the "Master Servicers"), GMAC Commercial Mortgage Corporation, as special servicer ("Special Servicer No. 1"), National Consumer Cooperative Bank, as special servicer "Special Servicer No. 2" and collectively with Special Servicer No. 1, the "Special Servicers"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). Capitalized terms used herein but not defined herein have the respective meanings given to them in the Underwriting Agreement or, if not defined therein, in the Pooling and Servicing Agreement.

      In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the "Commission") through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Depositor, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Depositor and others in connection with the preparation and delivery of this letter.

      In particular, we have examined and relied upon:

      (i) the Prospectus Supplement, dated March 7, 2006, and the Prospectus, dated March 7, 2006, each relating to the offering of the Certificates;

      (ii)  the Pooling and Servicing Agreement; and

      (iii) the Underwriting Agreement.

      Items (i) to (iii) above are referred to in this letter as the "Transaction Documents".

      We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and (other than with respect to the Depositor) that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge", "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreement.

      We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

      Based upon and subject to the foregoing, we are of the opinion that:

            1. The Certificates have been duly authorized by the Depositor and, when the Certificates have been duly executed, authenticated and delivered by the Trustee in the manner contemplated in the Pooling and Servicing Agreement and paid for by and sold to the Underwriters pursuant to the Underwriting Agreement, the Certificates will be binding obligations of the issuing trust, enforceable against the issuing trust in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

            2. The descriptions of federal income tax consequences appearing under the heading "Federal Income Tax Consequences" in the Prospectus and under the heading "U.S. Federal Income Tax Consequences" in the Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

      We hereby consent to the filing of this letter as an exhibit to the Depositor's Registration Statement on Form S-3 (File No. 333-129918) (the "Registration Statement"), as declared effective on February 14, 2006, as it relates to the Certificates, and to the reference to this firm under the headings "Legal Matters" and "Federal Income Tax Consequences" or "U.S. Federal Income Tax Consequences", as applicable, in the Prospectus and in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

      In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

                                                          Very truly yours,